Item 30  Exhibit (c) iii.

INSURANCE PRODUCTS
DISTRIBUTION AGREEMENT
(Version 4/15)

The parties to this Insurance Products Distribution Agreement (“Agreement”) are:

Product Manufacturers: Massachusetts Mutual Life Insurance Company, MML Bay State Life Insurance Company, and C.M. Life Insurance Company (individually, an “Insurance Company”, collectively, the “Insurance Companies”);

Insurance Authorized Distributor(s) [_____] (“Retail Firm”), an entity that is duly authorized under the insurance laws of one or more states or other jurisdictions to solicit, sell, negotiate and service insurance products, and any and all insurance agencies that are similarly authorized and that have signed this Agreement below (individually, an “Agency”; collectively, the “Agencies”);

Principal Underwriter: (Applicable only if registered securities products are to be distributed pursuant to this Agreement) MML Distributors, LLC (“Distributors”); and

Broker-Dealer (Applicable only if registered securities products are to be distributed pursuant to this Agreement and Retail Firm is not registered as a broker-dealer) [_____] (“Broker-Dealer”), an entity that is affiliated with Retail Firm, is registered as a broker-dealer under the Securities Exchange Act of 1934, is a member of the Financial Industry Regulatory Authority (“FINRA”) and has the authority from FINRA to sell and service variable insurance products.

WHEREAS, Insurance Companies manufacture and issue a wide variety of financial products including, but not limited to life insurance policies, individual and group annuities, disability income insurance policies, and long term care insurance policies (the “Insurance Products”); and

WHEREAS, Insurance Companies also manufacture and issue variable life insurance policies and variable annuity products registered as securities under the Securities Act of 1933 (the “Securities Products”, and with the Insurance Products, collectively, the “Products”); and

WHEREAS, Distributors, a broker-dealer registered under the Securities Exchange Act of 1934 and a member of FINRA has been appointed by Insurance Companies to act as principal underwriter for the purpose of forming selling groups of duly licensed and registered broker dealers to distribute the Securities Products; and

WHEREAS, Retail Firm, Agencies and (if applicable) Broker-Dealer (collectively, the “Producers”) desire to sell some or all of the Products.

NOW THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

AUTHORIZATIONS

1.
To Sell Insurance Products. Subject to the terms and conditions of this Agreement, Insurance Companies appoint and authorize Retail Firm and Agencies to solicit sales of and provide service with respect to any Insurance Product(s) described in Schedule A hereto.

2.
To Sell Securities Products. Subject to the terms and conditions of this Agreement, Insurance Companies and Distributors appoint and authorize Producers to solicit sales of and provide service with respect to any Securities Product(s) described in Schedule A hereto.

3.
Other Authority. Producers are also authorized to deliver or arrange for delivery of any contracts or policies issued by Insurance Companies and to collect initial premiums on those contracts or policies. In connection with the offer and sale of the Products authorized for sale under this Agreement, Producers are authorized to use any sales materials and prospectuses relating to the Products that have been provided or authorized by the applicable Insurance Company or Distributors.

4.
Limitations on Authority. The authority granted to Producers and their sales representatives by Insurance Companies and (if applicable) Distributors is expressly limited to the states and jurisdictions where Producers and their sales representatives are properly licensed (and appointed, where applicable) to conduct business. Producers and their sales representatives are not authorized and are expressly forbidden on behalf of Insurance Companies to make, alter, modify, waive or change any of the terms, rates or conditions of any Insurance Company’s forms, Products, contracts or sales materials. Producers are not authorized to discharge any provision(s) of the Products, waive any forfeitures, grant, permit, or extend the time of making any payments, guarantee earnings, dividends or rates, incur indebtedness on behalf of Insurance Companies or Distributors, or enter into any proceeding in a court of law or before a regulatory agency in the name of or on behalf of an Insurance Company or Distributors. Producers and their sales representatives are not authorized and are expressly forbidden on behalf of Insurance Companies to estimate future dividends or policy performance except through the use of authorized projections or illustrations provided by Distributors or an Insurance Company. Illustrations provided by Distributors or an Insurance Company may be used to demonstrate the way a life insurance policy operates, including how a life insurance policy’s values may fluctuate.

5.
Acceptance of Authority. Producers accept such appointments on a non-exclusive basis and agree to use their best efforts to find purchasers for the Products acceptable to the applicable Insurance Company.

6.
Independent Contractors. Producers and their sales representatives are independent contractors with respect to Insurance Companies and (if applicable) Distributors, and do not have the right to hold themselves out as employees, partners, or joint venturers of Insurance Companies or Distributors in connection with the solicitation of the Products or otherwise. Subject to this Agreement, Producers will exercise their own judgment as to the time and manner and performance of their services.

REPRESENTATIONS AND RESPONSIBILITIES
OF INSURANCE COMPANIES AND DISTRIBUTORS

7.
Authority. Insurance Companies and Distributors represent that this Agreement has been duly authorized, executed and delivered by them, constitutes a valid and legally binding obligation, and that neither the execution and delivery of this Agreement by them nor the consummation of the transactions contemplated herein will result in a breach or violation of any applicable provision of law or NASD Conduct Rules (NASD Conduct Rules or any successor conduct rules hereafter the “Conduct Rules”), or any judicial or administrative orders in which they are named or any material agreement or instrument to which they are a party or by which they are bound.

8.
Product Availability. Insurance Companies have obtained authorization to offer and sell the Products under the applicable insurance and securities laws of various states and other jurisdictions. Producers will, upon request, be provided with a list of those states and jurisdictions in which the Products have been authorized for sale. Insurance Companies will file and make all statements or reports as are or may be required by the laws of such state or jurisdiction to maintain these qualifications in effect.

9.
Prospectuses and Supplements. Insurance Companies and Distributors have caused registration statements to be prepared describing the material aspects of the Securities Products. Insurance Companies represent and warrant for the effective period of this Agreement that the prospectuses contained in the registration statements for the Securities Products (the “Prospectuses”) do not and will not contain any untrue statements of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were or are made, not materially misleading. Distributors will furnish Producers, at no cost to Producers, a reasonable number of copies of the Prospectuses, upon request.

If any event does occur as a result of which it is necessary to amend or supplement the Prospectus for any Securities Product in order to make the statements therein, in light of the circumstances under which they were or are made, true, complete or not misleading, Distributors will promptly furnish or make available to Producers upon request, without charge, any supplements to the Prospectuses prepared by Insurance Companies and supplied to Distributors sufficient to make the statements made in the Prospectus as supplemented true, complete and not misleading.

10.
Insurance Appointments. Insurance Companies will process all requests for insurance appointments submitted by or on behalf of Producers for them or their sales representatives in accordance with Insurance Companies’ standard procedures, and may, in their sole discretion, refuse, terminate or discontinue any such appointment without cause.

11.
Sales Materials. Distributors and Insurance Companies will not use Producers’ names, trademarks, service marks or logos in any way or manner unless authorized in writing by Producers prior to such use. Nothing in this provision, however, will be deemed as requiring such authorization in connection with the use of Producers’ name in connection with any valid regulatory request or court order.

REPRESENTATIONS AND RESPONSIBILITIES OF PRODUCERS

12.
Authority. Producers represent that this Agreement has been duly authorized, executed and delivered by Producers, constitutes a valid and legally binding obligation, and that neither the execution and delivery of this Agreement by Producers nor the consummation of the transactions contemplated herein will result in a breach or violation of any applicable provision of law or the Conduct Rules, or any judicial or administrative orders in which Producers are named or any material agreement or instrument to which they are a party or by which they are bound.

13.
Insurance Licenses and Appointments for Agencies. Retail Firm hereby represents that it is, and (as necessary) Agencies are, properly licensed as insurance agencies, properly authorized under applicable state law to receive insurance commissions generated from sales of the Products, and otherwise in compliance with all applicable licensing requirements in the states and jurisdictions where Retail Firm’s and/or Agencies’ sales representatives will be offering or selling the Products. Retail Firm will immediately notify each applicable Insurance Company if it or an Agency ceases to be so licensed or authorized.

Retail Firm and (as necessary) Agencies will apply for all necessary appointments with the applicable Insurance Companies in the states where Products will be offered under this Agreement.

14.
Securities Licenses for Retail Firm and Broker-Dealers. If Securities Products are available under this Agreement, Retail Firm or (if applicable) Broker-Dealer represents that it is properly licensed and registered as a broker-dealer under applicable state and federal law and is a member in good standing of FINRA. Retail Firm or (if applicable) Broker-Dealer will:

a.
maintain its broker-dealer registration under the Securities Exchange Act of 1934 and, where required, in all states and jurisdictions where its sales representatives will be offering and selling the Securities Products,

b.	remain a member in good standing of FINRA at all times while this Agreement is effective, and

c.	notify Distributors immediately if it ceases to be so registered or licensed or a member in good standing of FINRA.

15.
Licenses/Appointments for Sales Representatives. Producers will ensure that all of their sales representatives are properly insurance-licensed for the sale of the Products in the jurisdictions where such sales representatives will be offering or selling the Products.

Retail Firm or (if applicable) Broker-Dealer will ensure that all of its sales representatives who will be soliciting and servicing any Securities Products are duly registered with FINRA as registered representatives and, where required, are licensed or registered with applicable state securities authorities. Producers will also ensure that all of their sales representatives are appointed by the appropriate Insurance Company in accordance with applicable legal requirements. In particular, in states and jurisdictions where appointments must be effective prior to a representative’s soliciting any sales of the Products, Producers will ensure that such appointments are in place in compliance with those requirements.

If the Producers’ sales representative fails to maintain the licenses, registrations or appointments required to offer or sell the Products, Producers will immediately notify the appropriate Insurance Company and (if applicable) Distributors and will advise that sales representative that he or she is no longer authorized to offer or sell the Products. Producers will take all additional action necessary to terminate the sales activities of such sales representatives relating to the Products.

16.	Background Investigations of Sales Representatives. Producers will investigate all of their sales representatives relative to their business reputation and competency to sell the Products.

Producers will ensure that neither they nor any of their sales representatives or other personnel to be appointed by an Insurance Company are disqualified under the Violent Crime Control and Law Enforcement Act of 1994, or any other similar state or federal law or regulation, and will be fully responsible for any and all losses and expenses incurred by an Insurance Company or Distributors as a result of their failure to satisfy this obligation. Upon request by an Insurance Company or Distributors, Producers will furnish such records as are necessary to establish that they have investigated the background of such persons to ensure compliance with this requirement.

17.
Supervision of Sales Representatives and Agencies. Producers have full responsibility for the sales activities of their sales representatives engaged directly or indirectly in the offer or sale of the Products and will supervise all sales activities of their sales representatives.

18.
Training of Sales Representatives. Producers are solely responsible for properly training all of their sales representatives who offer the Products under this Agreement, and upon request by an Insurance Company or Distributors, will furnish such records as are necessary to establish that all sales representatives are properly trained.

19.
Delivery of Prospectuses and Supplements. Producers will, in compliance with applicable federal and state securities laws, distribute a current Prospectus and applicable supplement for the Securities Product and its underlying investment choices to each person to whom a Securities Product is offered or sold (the distribution of the Prospectus and applicable supplement is referred to as the “Initial Delivery”).

Producers must deliver or mail the supplement or the current Prospectus (whichever is applicable) for the Securities Product to the customer promptly following the receipt of the Insurance Company’s notification of the availability of a new Prospectus or supplement, as applicable, for the Securities Product (“Notification”). If the Producers completed the Initial Delivery to a customer who:

a.	was offered a Securities Product but did not yet apply to purchase such Securities Product from Insurance Company;

b.	applied for a Securities Product but has not yet been approved to purchase such Securities Product from Insurance Company; or

c.
was approved for a Securities Product but not yet part of the mailing list for an in-force contract owner who would receive the current Prospectus or supplement, and the Securities Product’s current Prospectus is supplemented or has expired since the Producers completed the Initial Delivery.

20.	Sales Materials. Producers will not, and will ensure that their sales representatives will not:

a.
print, publish, distribute or utilize (whether through an electronic or non-electronic medium) any advertising material, prospectuses, circulars, letters, pamphlets, schedules, stationery, broadcasting or sales material of any kind relating to the Products, Distributors or an Insurance Company unless these materials have been provided by Distributors or an Insurance Company or unless prior written approval of Distributors or the applicable Insurance Company is obtained; or

b.
orally communicate any information or make representations other than such information and representations contained in the Prospectuses, the contracts for the Products, or in any written materials provided or authorized by Distributors or the applicable Insurance Company.

Producers will not use Distributors’ or Insurance Companies’ names, trademarks, service marks, or logos in any way or manner unless authorized in writing by Distributors or the applicable Insurance Company prior to use. Nothing in this provision will be deemed as requiring authorization in connection with the use of Distributors’ or Insurance Companies’ name(s) in connection with any valid regulatory request or court order.

Upon termination of this Agreement, all prospectuses, sales promotion materials, advertising, circulars, and documents relating to the Products (including, but not limited to, blank policy forms and applications) must be promptly returned to the applicable Insurance Company or destroyed.

21.	Solicitation. Producers and their sales representatives may solicit applications for the Products only in states and jurisdictions where the Products are authorized for sale.

22.
Suitability and Replacement. Producers will ensure that they and their sales representatives recommend the purchase or sale of the Products only if there are reasonable grounds to believe that such purchase is suitable for the applicant. With respect to the Securities Products, a registered principal of Retail Firm or (if applicable) Broker-Dealer will make and record all such determinations. Producers will ensure that neither they nor their sales representatives make any misrepresentation or incomplete comparison of insurance or annuities products for the purpose of inducing a current or potential owner to lapse, forfeit, surrender or borrow against a current contract for the purpose of purchasing a Product.

With respect to sales of annuity products (whether fixed or variable), Producers will establish a system to supervise sales of annuity products that complies with the requirements of the National Association of Insurance Commissioners’ Suitability in Annuity Transactions Model Regulation (the “Annuity Suitability Regulation”). Producers’ supervisory system will be designed to comply with the Annuity Suitability Regulation in each state that has adopted its requirements, taking into account any variations that may be implemented by the adopting states. For each annuity application subject to such requirements, Producers will submit to the Insurance Company, upon request, a record containing the information used to assess the suitability of the annuity contract for the applicant, and Producers’ determination that the annuity contract is suitable for the applicant. The Insurance Company will provide the Producers with written instructions for submitting the required records to the Insurance Company. The Insurance Company reserves the right to examine Producers’ compliance with the requirements described in this paragraph. Such examination may include (but will not necessarily be limited to) requiring Producers to periodically certify compliance with the requirements of the Annuity Suitability Regulation, or reviewing Producers’ supervisory system to determine whether Producer is performing the functions required by the Annuity Suitability Regulation and this amendment.

23.
Payments by Customers. All money payable in connection with the Products, whether as premium or otherwise, and whether paid by or on behalf of the owner of any Product or anyone else having an interest in the Products, is the exclusive property of the appropriate Insurance Company and will be drawn payable to Massachusetts Mutual Life Insurance Company, MML Bay State Life Insurance Company, or C.M. Life Insurance Company, as appropriate. Producers are not authorized to collect or receive any premium or installment of premium except the initial premium on a Product. Initial premium payments must be promptly transmitted to the appropriate Insurance Company. Unless authorized in writing by the appropriate Insurance Company, Producers are not authorized to deduct commissions, service fees, allowances or any other offset for compensation claimed by Producers from initial premium payments. Producers are not authorized to accept any cash payments or deliver any cash payments to an Insurance Company in connection with the Products.

24.
Submission of Applications. Producers will follow the administrative procedures established by Insurance Companies and communicated to Producers with regard to the processing and submission of applications and related documents for the Products. Until a policy or contract is delivered, Producers will provide the appropriate Insurance Company all information, whether favorable or unfavorable, which comes into Producers’ possession concerning the underwriting of any risks under a Product. Producers will forward all applications and related documents received by Producers in connection with the Products to the appropriate Insurance Company’s designated office promptly after receipt. All applications and related documents must be on forms supplied by the appropriate Insurance Company and are subject to acceptance or rejection by such Insurance Company in its sole discretion. Producers have no right of action against any Insurance Company or Distributors based on the refusal of an Insurance Company, for any reason, to issue or amend a policy.

25.
Delivery of Contracts and Policies. If an Insurance Company sends to Producers a contract or policy for delivery to the purchaser, then Producers will ensure that the contract or policy is promptly delivered to the purchaser no later than five business days after Producers’ receipt of the contract or policy, and Producers must maintain appropriate evidence of such delivery. Producers will forward delivery receipts to the Insurance Companies in accordance with the Insurance Companies’ procedures or guidelines.

Notwithstanding the above paragraph, Producers will not deliver, nor authorize anyone else to deliver, any contract or policy issued by an Insurance Company except upon the payment of the initial premium to such company and, in the case of insurance, except during the lifetime of the person proposed for such insurance and while such person continues to be acceptable for such insurance under the underwriting practices of such Insurance Company. Upon request of an Insurance Company, Producers will return any undelivered contract or policy.

26.	Unlicensed or Unregistered Personnel. Producers will ensure that their personnel who are not appropriately licensed or registered under insurance and/or securities laws:

a.	are not involved in effecting securities or insurance transactions,

b.	do not recommend securities or insurance products or provide other investment advice,

c.	direct all securities-related questions to registered representatives of Retail Firm or (if applicable) Broker-Dealer,

d.	provide only clerical or ministerial assistance with respect to securities and insurance transactions, and

e.	do not receive any commissions or other transaction-related compensation for sales of the Products.

27.
Books and Records. Producers will maintain all books and records required by applicable laws and regulations in connection with the offer and sale of the Products. Such books and records regarding the Products must be made available for inspection by Insurance Companies, Distributors (with respect to Securities Products), any regulator, or a third party acting on behalf of Insurance Companies or Distributors.

28.
Fidelity Bond. If Securities Products are sold pursuant to this Agreement, Retail Firm or if applicable) Broker-Dealer represents that all of its directors, officers, employees and registered representatives are and will continuously be covered by a blanket fidelity bond, including coverage for larceny and embezzlement, issued by a reputable bonding company. Such bond will meet all FINRA requirements as to form, type and minimum amount.

Distributors and Insurance Companies may require satisfactory evidence that such coverage is in force. Retail Firm or (if applicable) Broker-Dealer will give prompt written notice to Distributors and Insurance Companies of any cancellation of coverage.

Retail Firm or (if applicable) Broker-Dealer hereby assigns any proceeds received from the fidelity bonding company to the applicable Insurance Company and/or Distributors to the extent ) of Insurance Company’s and/or Distributors’ loss ) such indemnified under due to activities covered by the bond. If there is any deficiency amount, whether due to a deductible or otherwise, Retail Firm or (if applicable) Broker-Dealer will promptly pay the applicable Insurance Company or Distributors such amount on demand.

29.
Compliance with Law. Producers will, and will ensure that their sales representatives, comply with all statutory and regulatory requirements applicable to the solicitation, sale and service of the Products.

30.
Military Sales. Producers may not solicit or sell Products on a military base or installation. For purposes of this Agreement, a military base or installation includes any state or federally owned, leased, or operated base, reservation, post, camp, building or other facility to which service members are assigned for duty, including barracks, transient housing or family quarters. Producers will, and will ensure that their sales representatives, comply with the Military Personnel Financial Services Act, the National Association of Insurance Commissioners Military Sales Practices Model Regulation and any other applicable federal, state or military law, regulation or directive concerning sales to military personnel and their dependents.

31.
Anti-Money Laundering Compliance. Producers will be in compliance with, and will ensure that their sales representatives are aware of and in compliance, with Insurance Companies’ anti-money laundering program and policies and all applicable anti-money laundering laws, regulations, rules and government guidance, including reporting, recordkeeping and compliance requirements of the Bank Secrecy Act (“BSA”), as amended by the USA Patriot Act (the “Patriot Act”), its implementing regulations, and related Securities and Exchange Commission and self regulatory organization rules and regulations.

Producers will ensure that their sales representatives will report any suspicious or unusual activities, including but not limited to, anti-money laundering “red-flags”, as described in Insurance Companies’ anti-money laundering program and policies or in Producers’ anti-money laundering training or other materials, arising out of or in connection with the sale of the Products to Producers and Producers must report such suspicious or unusual activities identified by their sales representatives to Insurance Companies in accordance with Insurance Companies’ anti-money laundering program and policies.

Producers may be required to certify annually to Insurance Companies that their sales representatives have received and completed annual anti-money laundering training to include, but not be limited to: (i) what is money laundering and terrorist financing; (ii) an overview of the BSA and Patriot Act; (iii) customer identity verification requirements; (iv) identification and reporting of suspicious activity (“red flags”); (v) reporting receipt of cash and cash equivalents; (vi) transactions requiring extra due diligence such as correspondent bank accounts, private banking relationships, and accounts in jurisdictions identified as high risk; and (vii) covered products.

COMPENSATION

32.
Commissions and Allowances. Commissions and allowances to be paid for the sale of the Insurance Products (“Insurance Products Compensation”) and/or the Securities Products (“Securities Products Compensation” and with Insurance Products Compensation, collectively “Compensation”) are set forth in Schedule A hereto. The appropriate Insurance Company will pay Compensation for the sale of the Products by Producers’ sales representatives in accordance with applicable regulatory requirements. To receive transaction-based compensation, the entity being paid must be properly licensed (or be otherwise qualified) under insurance and, as applicable, securities laws. Thus, payments will be made as follows to:

Retail Firm – for sales of the Insurance Products occurring in states or jurisdictions where Retail Firm is insurance licensed, for sales of the Securities Products in such states if Retail Firm is also registered as a broker-dealer, and for sales of the Securities Products in such states if Retail Firm is not registered as a broker-dealer, subject to the provisions of Section 33 below.

Broker-Dealer – (if payments are not otherwise made to Retail Firm above) for sales of the Securities Products occurring in states or jurisdictions where Broker-Dealer is insurance licensed.

Agency or Agencies – for sales of the Insurance Products occurring in states or jurisdictions where Retail Firm is not insurance licensed, and subject to the provisions of Section 33 below, for sales of the Securities Products occurring in states or jurisdictions where Retail Firm or Broker-Dealer is not insurance licensed. The appropriate Agency is the Agency that is properly insurance licensed in the state or jurisdiction where the sale is made and for which Compensation is being paid.

33.
Payment of Securities Product Compensation to Retail Firm and/or Agencies that are not Broker-Dealers. Section 15(a) of the Securities Exchange Act of 1934 ordinarily requires an insurance agency that receives compensation with respect to variable annuity and/or variable life insurance contracts to be registered as a broker dealer. The Division of Market Regulation of the Securities and Exchange Commission (the “SEC”) has, however, specified that such registration is not required if a registered broker-dealer enters into an agreement with an insurance agency for the sale of variable insurance products and such agreement provides that:

a.
all securities services provided in connection with the sale of variable insurance products are effected through registered representatives of the broker-dealer who are also affiliated with the insurance agencies (the “Dual Representatives”), and the broker-dealer is responsible for training, supervising and controlling the registered representatives;

b.	the broker-dealer assumes full responsibility for the securities activities of all Dual Representatives;

c.
such representatives are also licensed under the insurance laws of the states in which they do business and are appointed agents by each insurance company for which they may solicit applications in connection with the offer and sale of insurance securities;

d.
the broker-dealer monitors the actions of any unregistered personnel and develops appropriate procedures to ensure that unregistered employees do not engage in any securities activities, nor receive any compensation based on transactions in securities or the provision of securities advice;

e.	the broker-dealer assumes responsibility for all advertisements and sales materials used by Dual Representatives and has a principal approve all such items;

f.	the broker-dealer maintains books and records relating to transactions in the variable insurance products;

g.
customers purchasing variable insurance products make their checks payable to the insurance company issuing the products or, if such products are purchased through brokerage accounts, customers have provided the carrying or clearing broker-dealer with written authorization to make purchase payments from such accounts;

h.
unregistered employees do not handle or maintain customer funds in connection with securities transactions, handle or maintain securities, or handle checks routed through the broker-dealer and the insurance agencies;

i.	commissions resulting from transactions in variable insurance products are paid by the insurance company to the broker-dealer, or to an insurance agency if required by state law; and

j.	commissions are reported on the broker-dealer’s FOCUS and FINRA Fee Assessment reports.

See First of America Brokerage Service, Inc., SEC no-action letter (September 28, 1995).

If Securities Product Compensation is to be paid to Retail Firm which is not a registered broker-dealer and/or an Agency, Producers represent and warrant that they conduct their business in accordance with the conditions set forth above or in accordance with a comparable SEC no-action letter specifically issued to Broker-Dealer (or, if Retail Firm is a broker-dealer, to Retail Firm). Producers agree to provide Distributors and Insurance Companies, upon request, copies of such “no-action” letter or with other evidence that Retail Firm’s or an Agency’s receipt of Securities Product Compensation is permissible under the federal securities laws and the Conduct Rules.

34.
Payments to Sales Representatives. Producers are solely responsible for the payment of any commissions, fees, credits, allowances, bonuses, or other compensation of any kind whatsoever to their sales representatives in connection with the sale of the Products, and for ensuring that any such payments are made in accordance with applicable legal requirements, particularly those requirements pertaining to the licensing, registration and appointment of sales representatives. Such sales representatives have no recourse against Insurance Companies or Distributors in the event Producers fail to pay them compensation.

35.
Compensation Conditions. Except as provided below, Compensation will be paid only on premiums paid to and retained by an Insurance Company on either applications that were submitted by Producers under this Agreement, or Products for which Producers have been designated the servicing agents by a Product purchaser and Insurance Companies unless such Compensation has been vested with another firm, in which case Compensation will be paid only on new premium deposits after such vesting period expires.

Producers’ rights to such Compensation will terminate if a Product owner requests in writing that someone other than Producers service his/her Product, or upon the termination of this Agreement.

The Insurance Companies may provide that Compensation will be paid to Producers after this Agreement has been terminated by specifying a vesting provision in the Schedule A for a particular Product. No Compensation will be due and payable for any surrendered, lapsed or canceled Products that are subsequently reinstated or rewritten through efforts of persons not affiliated with Producers.

Producers will comply with all applicable federal or state laws and regulations related to the disclosure of contingent or non-standard compensation.

Retail Firm and Broker-Dealer waive their right to Compensation with respect to Securities Products until such time as Distributors is in receipt of such Compensation.

36.
Changes to Compensation. The Insurance Companies reserve the unconditional right, upon thirty days notice, to change the Compensation payable for Products issued, renewed, converted, exchanged or otherwise modified on or after the effective date of such change, as set forth in the aforesaid notice of change.

37.
Return of Compensation, Chargebacks. If an Insurance Company rejects an application or payment and Producers have received Compensation based on the rejected payment or application, Producers will promptly return such Compensation to the appropriate Insurance Company. All Securities Product Compensation will be returned to the appropriate Insurance Company if the contract or policy for a Securities Product is tendered for redemption within seven business days after receipt of the application. In addition, all Compensation will be subject to chargeback in accordance with the terms and conditions, if any, set forth on Schedule A or any attachment thereto.

38.
Right of Offset. Insurance Companies and Distributors may deduct from Compensation due under this Agreement any debt, whether arising under this Agreement or otherwise, of Producers to an Insurance Company or Distributors or any of their affiliates or subsidiaries. This right of offset is in addition to all other rights Insurance Companies and Distributors may have at law or in equity regarding the collection of debts generally.

PRIVACY OF CONSUMER AND CUSTOMER INFORMATION

39.
Definition of Personal Information. As used in Sections 40 and 41 below, “Personal Information” means personally identifiable information pertaining to customers or consumers of an Insurance Company generated by or disclosed to Producers in connection with Producers’ offer, sale and or servicing of Products. Personal information includes (i) personally identifiable financial information and any list, description or other grouping of customers (and publicly available information about them) that is derived using any personally identifiable financial information that is not publicly available and (ii) nonpublic personal medical information which includes any health information that identifies an individual who is the subject of the information; or with respect to which there is a reasonable basis to believe that the information could be used to identify an individual. Personal information includes, without limitation, any information (i) a customer or consumer provides to obtain a financial product or service, (ii) about a customer or consumer resulting from any transaction involving a financial product or service, or (iii) otherwise obtained about a customer or consumer in connection with providing a financial product or service.

40.
Use of Personal Information. Producers must ensure that Personal Information is used only for the purposes for which it was disclosed. Producers must not disclose Personal Information to any person other than the applicable Insurance Company unless the disclosure of such information is:

a.	authorized in advance by the Insurance Company,

b.	authorized specifically on a case-by-case basis by the customer or prospective customer, or

c.
made pursuant to valid legal process. Insurance Companies agree to limit the use and disclosure of Personal Information they obtain pursuant to this Agreement in accordance with applicable privacy laws.

41.
Safeguarding of Personal Information. Producers will establish reasonable safeguards to ensure the security, confidentiality and integrity of Personal Information, whether such information is maintained in written or electronic form. These safeguards must include, at a minimum, the implementation of policies and procedures as well as physical measures designed to prevent unauthorized access to Personal Information as well as its unauthorized collection, use, or disclosure. Producers will also be responsible for training their personnel on such policies and procedures. Insurance Companies agree to establish safeguards for Personal Information in accordance with applicable privacy laws.

42.
Loss or Unauthorized Access to Personal Information. In the event Producers become aware of any Breach of Security of Personal Information (“Breach of Security”) Producers must immediately notify Insurance Companies. For purposes of this Agreement, Breach of Security means any actual, attempted, suspected, threatened, or reasonably foreseeable circumstance or circumstances that may compromise the security, confidentiality or integrity of Personal Information, including without limitation, any unauthorized access, acquisition, use, loss or theft of Personal Information.

43.
Information Collected Independently. The provisions in Sections 40 and 41 are not intended to restrict Producers’ practices with respect to information collected independently of Producers’ relationship with Insurance Companies.

GENERAL PROVISIONS

44.
Investigations and Customer Complaints. The parties to this Agreement agree to cooperate fully in any regulatory investigation, inquiry, inspection or proceeding or in any judicial proceeding arising in connection with the Products sold or attempted to be sold by Producers and/or Producers’ sales representatives. Producers will permit federal, state, and self-regulatory authorities, Insurance Companies and Distributors to audit their records and will furnish them with any information that they may request in order to ascertain whether Producers are complying with applicable laws and regulations with respect to the sale of the Products. Producers agree to cooperate with Insurance Companies and Distributors in resolving all customer complaints and internal investigations involving Producers and/or Producers’ sales representatives with respect to the Products.

Without limiting the foregoing:

a.
an Insurance Company or Distributors will promptly notify Producers of any customer complaint or notice of any regulatory inspection, inquiry, investigation or proceeding or judicial proceeding received by the Insurance Company or Distributors with respect to the Producers or Producers’ sales representatives concerning the Products, and

b.
Producers will promptly notify the appropriate Insurance Company or Distributors of any customer complaint or notice of any regulatory inspection, inquiry, investigation or proceeding or judicial proceeding received by Producers with respect to the Insurance Company, Distributors, Producers, or Producers’ sales representatives concerning the Products.

45.
Indemnification. Insurance Companies and (with respect to Securities Products) Distributors will indemnify and hold harmless Producers and each of their officers, directors, employees, registered representatives or other sales representatives, and controlling persons from and against any losses, expenses, (including reasonable attorneys’ fees and court costs), damages or liabilities to which Producers or such officers, directors, employees, registered representatives or other sales representatives, or controlling persons become subject, under any applicable insurance or securities law, rule or regulation insofar as such losses, expenses, damages or liabilities (or actions in respect thereof) arise out of or are based upon an Insurance Company’s or Distributors’ performance, non-performance or breach of this Agreement, or are based upon any untrue statement contained in, or material omission from, a prospectus, policy or contract issued by an Insurance Company.

Producers will indemnify and hold harmless Insurance Companies and (with respect to Securities Products) Distributors, their officers, directors, employees, and controlling persons from and against any damages, losses, liabilities, judgments, settlements, costs and expenses of any nature whatsoever (including reasonable attorneys’ fees and court costs) or causes of action, asserted or brought by anyone, resulting or arising out of or based upon an allegation or finding of:

a.	any act or omission of Producers, their employees, registered representatives or other sales representatives, associated persons or agents in connection with the offer or sale of the Products,

b.	any misrepresentation, breach of warranty or failure to fulfill any covenant, warranty, or obligation made or undertaken by Producers hereunder, or

c.	any breach or violation of any of the administrative policies communicated by an Insurance Company or Distributors to Producers.

After receipt by an indemnified party of notice of the commencement of any action with respect to which a claim will be made against an indemnifying party, such indemnified party will notify the indemnifying party promptly in writing of the commencement of the action. The failure to so notify the indemnifying party will not relieve the indemnifying party from any liability that it may otherwise have to any indemnified party except and to the extent the indemnifying party is prejudiced thereby. In any such action where the indemnified party has given the notice described in this paragraph, the indemnifying party will be entitled to participate in and, to the extent that it will wish, jointly with any other indemnifying party similarly notified, to assume defense of the action. After written notice to such indemnified party that the indemnifying party has elected to assume defense of the action, the indemnifying party will not be liable to such indemnified party for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense other than reasonable costs of investigation.

46.
Dispute Resolution Process. Each party to this Agreement will attempt in good faith to resolve any dispute or claim arising out of or relating to this Agreement or breach thereof, promptly by negotiations between representatives of the parties at a mutually agreed upon time and place.

Mediation: If the matter has not been resolved within thirty (30) days of the parties first meeting, or if the parties fail to meet within thirty (30) days of the date the dispute arises, the parties will attempt in good faith to resolve the dispute or claim by mediation, either through a mediator mutually agreed upon by the parties or through a mediation process administered by FINRA Dispute Resolution or any successor organization (“FINRA”), under its Mediation Code. Any party may initiate mediation by sending written notice to the parties or by filing a submission to mediation with FINRA. Any such mediation proceedings conducted by FINRA will be conducted at FINRA in New York, New York, unless the parties have mutually agreed to another location.

Arbitration Procedures: If the matter has not been resolved 60 days of the initiation of the mediation process, or if any party fails to participate in the mediation, the controversy will be resolved by binding arbitration before FINRA or if FINRA lacks jurisdiction then the parties agree to arbitration before the American Arbitration Association (“AAA”). Any party may initiate arbitration by filing a Statement of Claim with FINRA. The arbitration will be conducted before a panel of three arbitrators (unless the parties agree in writing to some other number) in accordance with the applicable arbitration body’s practice. Except with respect to the interpretation and enforcement of these Arbitration Procedures (which will be governed by the Federal Arbitration Act), the arbitrator(s) will apply the laws of the state of New York (without giving effect to its choice of law principles). The arbitrator(s) will have no authority to award punitive, exemplary or other damages not based on a party’s actual damages (and the parties expressly waive their right to receive such damages). The arbitration will be conducted in New York, New York, unless the parties mutually agree to another location. Judgment on the arbitrator(s)’ award may be entered in any court have jurisdiction.

Any costs, fees or taxes involved in enforcing an award will be fully assessed against the party resisting enforcement.

The following will be applicable to protect the parties’ rights:

a.	all deadlines specified in this clause may be extended by mutual agreement.

b.
the procedures specified in this clause will be the sole and exclusive procedures for the resolution of disputes between the parties arising out of or relating to this Agreement; provided, however, that a party may seek a preliminary injunction or other preliminary judicial relief if in its judgment such action is necessary to avoid irreparable damage or to preserve the status quo. Despite such action the parties will continue to participate in good faith in the procedures specified in this clause.

c.
all applicable statutes of limitations and defenses based upon the passage of time will be tolled while the procedures specified in this clause are pending. The parties will take such action, if any, required to effectuate such tolling.

d.
all negotiations pursuant to this clause are confidential and will be treated as compromise and settlement negotiations for purposes of the Federal Rules of Evidence and state rules of evidence and/or state rules governing mediations.

e.	the parties will bear their own costs in both the mediation and the arbitration; however, the parties will share the fees and expenses of both the mediators and arbitrators equally.

47.	Notices. All notices or communications to an Insurance Company will be sent to:

Massachusetts Mutual Life Insurance Company
1295 State Street
Springfield, Massachusetts 01111
Attn: Entity Contracting Unit, C250

All notices or communications to Distributors will be sent to:

MML Distributors, LLC
1295 State Street
Springfield, Massachusetts 01111
Attn: Chief Legal Officer

All notices or communications to Retail Firm and/or an Agency will be sent to the individual executing this Agreement on behalf of Retail Firm at the address shown on the signature page of this Agreement.

All notices or communications to Broker-Dealer will be sent to the individual executing this Agreement on behalf of Broker-Dealer at the address shown on the signature page of this Agreement.

48.
Term of Agreement. This Agreement will be effective as of the latest date appearing on the signature page hereof and will continue until terminated. This Agreement and any amendments to this Agreement will be terminated immediately if:

a.	any party hereto materially breaches this Agreement;

b.	Retail Firm or (if applicable) Broker-Dealer ceases to be registered as a broker-dealer under the Exchange Act or be a member in good standing of the FINRA;

c.	Retail Firm or Broker-Dealer is dissolved or liquidated; or

d.	Retail Firm or Broker-Dealer is adjudged bankrupt, insolvent or is placed under the control of a trustee appointed under the Securities Investors Protection Act.

Any party may terminate this Agreement at any time, without cause, upon written notice to the other parties. Upon termination of this Agreement all authorizations, rights and obligations will cease except those described in Sections 20, 23 (with respect only to Insurance Companies’ ownership of premiums), 24 (with respect only to Producers’ obligation to provide underwriting information), 27, and 37 through 47 of this Agreement.

Notwithstanding the foregoing, after termination of this Agreement, Producers will be entitled to receive Compensation relating to Product applications received by an Insurance Company prior to termination (less any applicable offset). The payment of any such Compensation is subject to all applicable laws, regulations, and the Conduct Rules.

49.
Amendments. Insurance Companies and Distributors reserve the unconditional right to modify the Products, to amend this Agreement and the schedules hereto, and to suspend the sale of any of the Products at any time. The submission of an application by Producers notice of any such change has been sent to Producers will constitute Producers’ agreement to the change.

50.
Binding Agreement, Assignments. This Agreement will be binding on and will inure to the benefit of the parties hereto and their respective heirs, administrators, executors, estates, successors and assigns provided that no assignment of this Agreement will be valid unless authorized in writing by each non-assigning party. Any assignment will be subject to the prior rights of the non-assigning party or parties and any applicable law, regulation and the Conduct Rules. This Agreement will supersede and replace all previous Agreements or Contracts between Insurance Companies and (if applicable) Distributors and Producers.

51.	Captions. The captions and headings in this Agreement are for convenience only and will not be deemed part of this Agreement or affect its meaning or interpretation.

52.
Governing Law, Entire Agreement. This Agreement will be governed by the laws of the Commonwealth of Massachusetts and constitutes the entire agreement and understanding among the parties with respect to the matters contained herein.

53.
Forbearance Not a Waiver. Failure of any party to insist upon strict compliance with any of the conditions of this Agreement will not be construed as a waiver of such conditions and no waiver of any of the provisions of this Agreement will be deemed or will constitute a waiver of any other provisions.

54.
Force Majeure. No party to this Agreement will be responsible to another party for delays or errors in its performance or other breach under this Agreement occurring solely by reason of circumstances beyond its control, including but not limited to acts of civil or military authority, national emergency, fire, major mechanical or technological breakdown, labor disputes, flood or catastrophe, acts of God, insurrection, war, riot, terrorism, delays of supplier, or failure of transportation, communication or power supply.

55.	Severability. In the event that a court of competent jurisdiction declares any provision of this Agreement invalid, such a determination will have no effect on its remaining provisions.

56.	Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed in all respects an original.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed.

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY		MML BAY STATE LIFE INSURANCE COMPANY

By:	[_____]	By:	[_____]
Title:	[_____]	Title:	[_____]
Date:	[_____]	Date:	[_____]

C.M. LIFE INSURANCE COMPANY		MML DISTRIBUTORS, LLC

By:	[_____]	By:	[_____]
Title:	[_____]	Title:	[_____]
Date:	[_____]	Date:	[_____]

RETAIL FIRM		BROKER-DEALER

(name of retail firm:		(name of broker-dealer:
Address:		Address:

By:	[_____]	By:	[_____]
Title:	[_____]	Title:	[_____]
Date:	[_____]	Date:	[_____]

INSURANCE AGENCY		INSURANCE AGENCY

(name of agency:		(name of agency:

Address:		Address:

By:	[_____]	By:	[_____]
Title:	[_____]	Title:	[_____]
Date:	[_____]	Date:	[_____]

INSURANCE AGENCY		INSURANCE AGENCY

(name of agency:		(name of agency:

Address:		Address:

By:	[_____]	By:	[_____]
Title:	[_____]	Title:	[_____]
Date:	[_____]	Date:	[_____]

SCHEDULE A

This Schedule is incorporated into and made a part of the Insurance Products Distribution Agreement dated [_____], 20[_____], between Massachusetts Mutual Life Insurance Company, MML Bay State Life Insurance Company, C.M. Life Insurance Company, and (as applicable) MML Distributors, LLC (together, “MassMutual”); and [_____], and (named insurance agencies) (together, “Producers”).

In accordance with said agreement, MassMutual authorizes Producers to distribute the following products: (A commission schedule for each checked product is attached.)

Individual Products (where applicable, identify specific products by name)

[_____]	Variable Life Insurance
[_____] all products

[_____]	Whole Life Insurance
[_____] all products

[_____]	Universal Life Insurance
[_____] all products

[_____]	Term Life Insurance
[_____] all products

[_____]	Variable Annuities
[_____] all products Variable Annuities

[_____]	Fixed Annuities
[_____] all products

[_____]	Disability Income Insurance
[_____] all products

Long Term Care	[_____] all products

Fixed Annuities
[_____] all products

Retirement Products (Group Annuities only)
[_____] all products

* Please see Employee Plan Disclosure Form(s) for your compensation schedule.

Large Corporate Market Products
[_____] Corporate or Bank Owned Life Insurance (variable)
[_____] Corporate or Bank Owned Life Insurance (non-variable)
[_____] Group Variable Universal Life Insurance
[_____] Group Universal Life Insurance